Exhibit 99.1

Janus Contact:	February 5, 2007
Blair Johnson: 720-210-1439

JANUS CAPITAL GROUP ANNOUNCES EXECUTIVE CHANGES

DENVER — Janus Capital Group Inc. (NYSE: JNS) announced today that Executive Vice President and CFO Dave Martin and Executive Vice President and General Counsel John Bluher are leaving the firm. The unrelated departures are both effective March 2, although Bluher has been asked to provide strategic consulting to Janus through the spring.

Martin, who will pursue a career opportunity outside of Denver, will be replaced by Senior Vice President and Controller Greg Frost.  A 10-year Janus veteran, Frost has extensive first-hand experience running the company’s key finance functions, including accounting for Janus and its subsidiaries, financial reporting, and financial planning and analysis.

Bluher will be succeeded by Kelley Howes, who has been with Janus for 12 years and is Senior Vice President and General Counsel of its investment subsidiary, Janus Capital Management. She’s currently responsible for all legal functions associated with the company’s U.S.-based funds, investment advisor and transfer agency. She also works closely with the Board of Trustees as President and Chief Executive Officer of the Janus Funds.

Given the company’s progress in the last few years, Janus Capital Group CEO Gary Black said Martin and Bluher were leaving their organizations in excellent shape.

“We’ve made great strides in all the areas under Dave, including information technology, human resources, corporate services and finance,” Black said. “We improved our capital and liquidity management by repurchasing nearly 25 million shares of Janus stock last year, reducing outstanding shares by more than 10 percent. Dave was also instrumental in our successful $275 million debt offering, which increased our financial flexibility.”

“John has played an integral role in developing legal, governance and compliance standards that reinforced our commitment to putting shareholders first,” Black said. “Under his leadership, we also resolved a wide range of complex legal and operational issues. Having accomplished what he came to Janus to do, John indicated he’s ready to tackle new corporate challenges.  I appreciate the significant contributions John and Dave have made and wish them well.”

Black said the two executives’ departures would not affect Janus’ financial or legal operations because of the highly capable leaders ready to run both departments.

“For several years, Greg and Kelley have played significant roles at Janus, spearheading many of our most important strategic initiatives,” Black said. “That’s why I’m confident their leadership will enable us to stay focused on delivering the strong results our shareholders and clients expect.”

About Janus Capital Group Inc.

Founded in 1969, Denver-based Janus Capital Group Inc. (Janus) is a recognized leader of growth and risk-managed investment strategies.  Our commitment to deliver for investors is rooted in our research-intensive approach and relentless passion to gain a competitive edge.

At the end of December 2006, Janus managed $167.7 billion in assets for more than four million shareholders, clients and institutions around the globe.  Outside the U.S., Janus has offices in London, Milan, Tokyo and Hong Kong.  Janus Capital Group consists of Janus Capital Management LLC, Enhanced Investment Technologies, LLC (INTECH) and Capital Group Partners, Inc. (doing business as Rapid Solutions Group). In addition, Janus Capital Group owns 30% of Perkins, Wolf, McDonnell and Company, LLC.

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